Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KVH INDUSTRIES, INC.

KVH Industries, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:

That at a meeting of the Board of Directors of said corporation resolutions were duly adopted proposing and declaring advisable that the Restated Certificate of Incorporation of said corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

	RESOLVED:	That the Board of Directors recommends and deems it advisable that the Certificate of Incorporation of the Corporation be amended to increase the total number of authorized shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation from 20,000,000 to 30,000,000.

	RESOLVED:	That the foregoing amendment to the Certificate of Incorporation of the Corporation be submitted to the stockholders of the Corporation at the Annual Meeting for their consideration and approval.

	RESOLVED:	That, following the approval of the foregoing amendment to the Certificate of Incorporation of the Corporation by the stockholders of the Corporation as required by law, the officers of the Corporation be, and they hereby are, and each of them acting alone hereby is, authorized and directed (a) to prepare, execute, acknowledge and file with the Secretary of State of the State of Delaware the foregoing amendment to the Certificate of Incorporation of the Corporation in the form approved by the stockholders of the Corporation and (b) to take any and all other actions necessary, desirable or convenient to give effect to the foregoing amendment to the Certificate of Incorporation of the Corporation.

SECOND:	That at a meeting of the stockholders on May 26, 2010, the stockholders have approved the amendment in accordance with Section 211 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said KVH Industries, Inc., has caused this certificate to be signed by Martin A. Kits van Heyningen, its Chief Executive Officer, this 28th day of July, 2010.

KVH INDUSTRIES, INC.

By:	/s/ Martin A. Kits van Heyningen
Name: Martin A. Kits van Heyningen
Title: Chief Executive Officer